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                                                                     Exhibit 8.1



                                  May 22, 1998


JeffBanks, Inc.
1845 Walnut Street
Philadelphia, PA  19103

Ladies and Gentlemen:

      We have acted as counsel to JeffBanks, Inc. ("JBI") in connection with the preparation and filing by JBI of a registration statement on Form S-4 (Registration No. 333-51253) (the "Registration Statement") with respect to the merger of JeffBanks Acquisitioncorp V, Inc., a wholly-owned subsidiary of JBI ("JBI Merger Sub"), with and into Regent Bancshares Corp. ("RBC"). This opinion is furnished pursuant to the requirements of Item 601(b)(8) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

      In our capacity as such counsel, we have examined the originals or certified copies of such documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.

      We express no opinion except as set forth below and our opinion is based solely upon the facts set forth in the Registration Statement. Accordingly, we express no opinion as to tax matters that may arise if, for example, the facts are not as set forth in the Joint Proxy Statement/Prospectus included as part of the Registration Statement. Our opinion is also based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, and rulings, procedures, and other pronouncements published by the United States Internal Revenue Service. Such laws, regulations, rulings, case law and pronouncements are subject to change at any time, and such change may adversely affect the continuing validity of the opinion set forth below. We undertake no obligation to update the opinion expressed herein after the date of this letter.






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      Based upon and subject to the foregoing, we hereby adopt and incorporate by the opinion set forth in the Joint Proxy Statement/Prospectus under the caption "Federal Income Tax Aspects" insofar as it pertains to JBI and JBI Merger Sub and their respective shareholders.

      We consent to the to this opinion and to Ledgewood Law Firm, P.C. in the Joint Proxy Statement/Prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ Ledgewood Law Firm, P.C.
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